PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY, NEWARK, NEW JERSEY

RETURN OF ADJUSTED PURCHASE PAYMENTS DEATH BENEFIT
SCHEDULE SUPPLEMENT

Annuity Number: [001-00001]

Effective Date of the Return of Adjusted Purchase Payments Death Benefit Rider: [Effective Date]

Charge for the Rider : [0.10]%

P-SCH-ROP(11/20)-NY